Exhibit 10.5

DISENGAGEMENT AGREEMENT AND RELEASE

This Disengagement Agreement and Release (the “Agreement”) is entered into as of the 31st day of March, 2004, by and between PHARMACOPEIA, INC., a Delaware corporation (the “Company”), and JOSEPH A. MOLLICA, (hereinafter, “Dr. Mollica”).

BACKGROUND

WHEREAS, Dr. Mollica has served as Chairman of the Board of Directors and Chief Executive Officer of the Company pursuant to the terms of an Employment Agreement dated as of February 26, 2001, as amended on May 1, 2003 (the “Employment Agreement”); and

WHEREAS, the Company intends to distribute to holders of its common stock all of the issued and outstanding shares of common stock of its wholly owned subsidiary, Pharmacopeia Drug Discovery, Inc. (“PDD”) (such distribution, the “Spin Transaction”); and

WHEREAS, immediately upon the completion of the Spin Transaction (the “Termination Date”), Dr. Mollica will be terminated as an employee of the Company and will cease to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company (the “Termination”); and

WHEREAS, the Termination is an event covered by Section 4(a) of the Employment Agreement; and

WHEREAS, the parties hereto desire to set forth their respective rights and obligations with respect to the Termination, and to clarify the benefits to which Dr. Mollica is entitled pursuant to the Employment Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, the undersigned parties to this Agreement hereby agree as follows:

1.             Termination.  The parties hereby agree that Dr. Mollica’s employment with the Company shall be terminated as of the Termination Date.  Except as expressly provided in this Agreement, the Employment Agreement and all rights and obligations of Dr. Mollica and the Company with respect to Dr. Mollica’s employment with the Company are duly and effectively terminated as of the Termination Date.  Dr. Mollica acknowledges and agrees that, except as provided herein, the Company’s obligations under this Agreement shall replace in their entirety the Company’s obligations under the Employment Agreement and all other incentive compensation arrangements for which Dr. Mollica is currently eligible as of the Termination Date.  Dr. Mollica hereby resigns as Chief Executive Officer, and Chairman of the Board of Directors of the Company and from all other executive officer positions of the Company effective as of the Termination Date.  Dr. Mollica also resigns as a member of the Board of Directors of the Company effective as of the Termination Date.

2.             Severance and Other Payments.

(a)           The Company shall pay to Dr. Mollica all compensation, benefits and professional and business expenses accrued, but unpaid, up to the Termination Date.  Dr. Mollica shall also be entitled to receive his accrued or vested benefits and/or account balances under the Company’s deferred compensation and tax-qualified retirement plans in accordance with the terms of such plans.

(b)           The Company shall pay Dr. Mollica on the Termination Date an amount equal to $107,000, representing Dr. Mollica’s accrued but unused vacation.

(c)           As a severance payment and in lieu of any payments otherwise due under the first sentence of Section 4(a)(2) of the Employment Agreement, the Company agrees to pay Dr. Mollica on the Termination Date an amount equal to $1,060,000.

(d)           Further, in lieu of any Incentive Bonuses, as defined in the Employment Agreement, to which Dr. Mollica otherwise may have become entitled under Section 4(a)(2) of the Employment Agreement, the Company shall credit to Dr. Mollica on the Termination Date the amount of $795,000, which will be deferred as bonus compensation under the Company’s Deferred Compensation Plan in accordance with and subject to that plan’s terms.

(e)           The Company shall credit to Dr. Mollica an additional bonus in the amount of $250,000.  Such bonus shall be credited as follows:  (i) $125,000 on the Termination Date and (ii) $125,000 upon the employment by PDD of its Chief Executive Officer who shall succeed Dr. Mollica in such position.  These amounts will be deferred as bonus compensation under the Company’s Deferred Compensation Plan in accordance with and subject to that plan’s terms.

3.             Stock Options; Restricted Stock.  The parties acknowledge that pursuant to the Company’s 1994 Incentive Stock Plan (the “Stock Plan”) and related Stock Option Agreements, Dr. Mollica has been granted stock options (the “Options”, as set forth on Annex A hereto) to purchase a total of 690,700 shares of common stock of Pharmacopeia, Inc. (“Common Stock”), which Options shall be adjusted to reflect the consummation of the Spin Transaction as set forth on Annex A hereto.  Dr. Mollica has also been granted 5,700 shares of restricted

Common Stock pursuant to the Stock Plan and related Restricted Stock Agreement (the “Restricted Stock”), which vest under the terms of the grant on the Termination Date.  Any unvested Options which were granted to Dr. Mollica prior to February 26, 2001, after giving consideration to the effect to the adjustments arising from the Spin Transaction as set forth on Annex A hereto, shall immediately vest upon the Termination Date, and shall otherwise remain outstanding in accordance with the terms of the related Stock Option Agreements.  The expiration date of the exercise period for such Options shall be the earlier of (i) thirty (30) days following the second anniversary of the Termination Date (in the case of the “PDD Options”, as listed on Annex A hereto, the second anniversary of the date on which Dr. Mollica’s service as an employee and director of PDD terminates), or (ii) the tenth (10th) anniversary of the date of grant.  All other Options shall remain subject to the terms of the applicable Stock Option Agreements, and shall vest and remain exercisable in accordance with the “retirement” provisions of Section 8(b)(vii) of the Stock Plan.

4.             Benefits.  Dr. Mollica will continue to be eligible to participate in the Company’s group health (medical and dental) plans as offered to active employees under the provisions of COBRA, as well as the Company’s group life insurance plan.  The Company will pay the premiums under such plans until the second anniversary of the Termination Date.  As of that date, Dr. Mollica may, with respect to the group health plans, continue COBRA at his own cost.  In addition, until the second anniversary of the Termination Date, the Company will reimburse Dr. Mollica for the cost of obtaining additional term life insurance in an amount equal to $1,060,000, subject to a maximum annual reimbursement of $20,000.

5.             Legal Fees.  The Company agrees to pay the reasonable legal fees and expenses of Shearman & Sterling in representing Dr. Mollica with respect to this Agreement and Dr. Mollica’s letter agreement with PDD executed contemporaneously with this Agreement, in an amount not to exceed $15,000.

6.             Country Club.  The Company agrees to transfer to Dr. Mollica, promptly after the Termination Date, the Company’s membership in the Jasna Polana Country Club, in consideration for a payment by Dr. Mollica to the Company of $50,000.

7.             Non-Competition.  The Company and Dr. Mollica acknowledge and reaffirm the non-competition agreement and understandings set forth in Section 13 of the Employment Agreement and all of the provisions, terms and conditions of Section 13 of the Employment Agreement are incorporated by reference herein.  The parties hereto acknowledge that Dr. Mollica may serve as a consultant, employee or director of PDD and that such an engagement will not be deemed a breach of the non-competition provisions set forth herein.

8.             Releases.  Subject to and conditioned upon the full performance by each of the parties of its obligations under this Agreement:

(a)           In exchange for the benefits received under this Agreement, to which he may not otherwise be entitled, Dr. Mollica hereby agrees not to pursue or further any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim whatsoever at law or in equity whether known or unknown which Dr. Mollica ever had, now has or hereafter can, shall or may have for, upon or by any reason of any matter, cause or thing (collectively, “Dr. Mollica Claims”) whatsoever, occurring up to and including the date Dr. Mollica signs this Agreement, against the

Company, its successors, assigns, partners, representatives and affiliates and all of their respective employees, agents, officers and directors (the “Company Parties”) and hereby releases, acquits and forever absolutely discharges the Company Parties of and from all of the foregoing, except with respect to the obligations of the Company set forth in this Agreement, including but not limited to, the Stock Option and Restricted Stock Agreements referenced in Section 3 hereof.  Such Dr. Mollica Claims include, but are not limited to, all claims for breach of contract, wrongful discharge, impairment of economic opportunity, intentional infliction of emotional harm, defamation or other torts, or claims under any applicable federal, state or local law, including any and all federal, state and local employment and anti-discrimination laws, including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the California Labor and Civil Code, the California Fair Employment and Housing Law, the New Jersey Law Against Discrimination and the New Jersey Conscientious Protection Act.  Notwithstanding anything herein to the contrary, such Dr. Mollica Claims will under no circumstances include any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim relating to, arising under or arising in connection with any breach by the Company of this Agreement.  Nothing set forth in this Section 8(a) shall in any way affect the Company’s obligations to indemnify Dr. Mollica as a former employee, officer and director of the Company pursuant to the Company’s Bylaws and Certificate of Incorporation and Section 10 of the Employment Agreement, or PDD’s obligations under the letter agreement with Dr. Mollica executed contemporaneously with this Agreement.

(b)           The Company hereby agrees not to pursue or further any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim whatsoever at law or in equity whether known or unknown which the Company ever had, now has or hereafter can, shall or may have for, upon or by any reason of any matter, cause or thing, (collectively, “Company Claims”) whatsoever, occurring up to and including the date Dr. Mollica signs this Agreement against Dr. Mollica and his estate and legal representatives and hereby releases, acquits and forever absolutely discharges Dr. Mollica and his estate and legal representatives of and from all of the foregoing, except with respect to the obligations of Dr. Mollica set forth in this Agreement.  Notwithstanding anything herein to the contrary, such Company Claims will under no circumstances include any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim relating to, arising under or arising in connection with any breach by Dr. Mollica of this Agreement.

9.             Unknown Claims.  Both Dr. Mollica and Company understand that the release of claims described in Section 8 above covers claims which they know about and those they may not know about.

The parties acknowledge that they are assuming the risk that the facts may turn out to be different from what they believe them to be and the parties agree that this release shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

10.           Agreement Not to Sue.  The parties promise never to file a lawsuit asserting any of the claims that are released in Section 8 above.  If either does so, and the action is found to be barred in whole or part by this Agreement, the party asserting the claim found to be barred by this Agreement agrees to pay the reasonable attorneys’ fees and costs, or the portions thereof, incurred by the party released hereby in defending against the Claim(s) which are barred by this Agreement.

11.           Further Acknowledgments.  Dr. Mollica further acknowledges that (a) by this Agreement, the Company has advised him in writing that he should consult with an attorney prior to executing this Agreement, (b) he has had the opportunity to read, review and consider all of the provisions of this Agreement, (c) he understands its provisions and its final and binding effect on him, (d) he is entering into this Agreement freely, voluntarily, and without duress or coercion, and (e) he understands that he has twenty-one (21) days from the date of distribution of this Agreement to review and consider its provisions and he has an additional seven (7) days following his execution of this Agreement to revoke this Agreement and this Agreement shall not become effective or enforceable until the revocation period has expired.

12.           Company Property.  Dr. Mollica warrants that he has returned to the Company, or will return to the Company on or before the Termination Date, all property belonging to the Company, which is in his possession or under his control, including without limitation, all credit cards, computers, telecommunications equipment, keys and all documents and files of any nature whatsoever, including any and all copies (other than personal copies of documents not containing any confidential or proprietary information) of same, provided that Dr. Mollica will be entitled to retain such property to the extent reasonably necessary in connection with Dr. Mollica’s service as a consultant, employee or director of PDD.

13.           Confidentiality.  The parties hereto agree that the terms and conditions of this Agreement are confidential and further agree that they shall not divulge the terms of this Agreement to third parties generally, except as required by applicable law or to enforce this Agreement or to defend against a claim related thereto and except that the Company may reveal such terms to its accountants, legal counsel and directors and Dr. Mollica may reveal such terms to his accountants, legal counsel and immediate family members.  In addition, Dr. Mollica agrees not to make any statement to any third party (other than Dr. Mollica’s accountants and attorneys) regarding the Company or its affiliates that is derogatory or reasonably expected to be detrimental to the Company or its affiliates other than as may be required by applicable law or to enforce this Agreement or to defend against a claim related thereto.  The Company agrees not to make any statement to any third party regarding Dr. Mollica that is derogatory or reasonably expected to be detrimental to Dr. Mollica other than as may be required by applicable law or to enforce this Agreement or to defend against a claim related thereto.  In the event this covenant of confidentiality is breached, the Company and Dr. Mollica will have and may pursue legal remedies for any damage arising from a breach of this provision.  Any press release or other public disclosure relating to the contents of this Agreement or Dr. Mollica’s termination of employment shall be in a form mutually agreed to between the Company and Dr. Mollica.

14.           Acknowledgment of Consideration.  Dr. Mollica acknowledges that the only consideration that he has received for executing this Agreement is the consideration recited above and that no other promise, inducement, threat, agreement or understanding of any kind or description has been made with or to Dr. Mollica by the Company to cause him to agree to the terms of this Agreement.

15.           No Mitigation.  The Company agrees that Dr. Mollica will not be required to mitigate any payments or benefits from the Company under this Agreement or otherwise by seeking alternative employment, nor will any payments or benefits from the Company be reduced by any amounts or benefits received in connection with any such alternative employment.

16.           Governing Law; Jurisdiction.  The Parties acknowledge and agree that because the Company’s headquarters is located in New Jersey, this Agreement will be finalized in New Jersey and a substantial portion of this Agreement is to be performed in New Jersey, the substantive laws of the State of New Jersey will govern the enforcement of this Agreement, without regard to its choice of law rules.  The parties further agree and consent to the jurisdiction of the federal and state courts in New Jersey over any action to enforce this Agreement.

17.           Entire Agreement, Etc.  This Agreement, Sections 4(g), 10, 13 and 14 of the Employment Agreement (which are incorporated herein by reference) and the Stock Plan and related Stock Option and Restricted Stock Agreements represent the entire understanding between the parties, and supersede any prior understanding, agreement, practice or contract, oral or written, between the Dr. Mollica and the Company relating to Dr. Mollica’s employment or compensation.  This Agreement may not be modified except by written instrument signed by all parties.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  This Agreement shall be binding upon the parties’ heirs, executors, administrators, successors, and assigns.

IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND HEREBY, the undersigned have executed this Disengagement Agreement as of the date first written above.

PHARMACOPEIA, INC.

By:	/s/ James J. Marino
James J. Marino
Chair, Corporate Governance Committee

/s/ Joseph A. Mollica	(L.S.)
JOSEPH A. MOLLICA